July 22, 2010

Dear Shareholder:

According to our latest records, we have not yet received your proxy for the important special meeting of shareholders of Charles River Laboratories International, Inc. on August 5, 2010.  The Charles River board of directors unanimously recommends that you vote FOR the issuance of Charles River common stock in connection with the transaction to acquire WuXi PharmaTech (Cayman) Inc.

We are confident that our proposed combination with WuXi will create not only the world's premier early-stage contract research organization (CRO), but also significant additional shareholder value.  This transaction will create the first fully integrated global early-stage CRO, uniquely positioned to address our pharmaceutical and biotechnology clients' rapidly changing needs and desire for a broader range of global outsourced solutions. Combining Charles River and WuXi will provide a more efficient and cost-effective integrated platform of essential products and services -- from molecule creation to first-in-human testing -- on a global basis.  You may be interested to know that even at this early stage, in meeting with our respective existing clients, we are receiving overwhelming support.  For example:

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From a senior vice president and head of worldwide research of a top-five global pharmaceutical company, "We have great respect for and work with both organizations. When combined with WuXi, Charles River will be able to provide a unique set of end-to-end services which we believe will help accelerate our drug development process. We look forward to working in a more holistic fashion with the combined entity."

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From the senior vice president of research and early development of another top-five pharmaceutical company, "Charles River-WuXi's unique early-stage portfolio of products and services provides a transformational opportunity for the drug development industry. The availability of a new CRO paradigm will allow companies like us to explore innovative strategic relationships and R&D business models which could dramatically change the R&D productivity equation. We very much look forward to having a company like Charles River-WuXi in the marketplace and to working with the new organization."

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The executive vice president and chief scientific officer of a first-tier biotechnology company said, "The combination of these two companies is the most visionary and promising approach to drug development I've seen in this field in the last three decades. To be able to access the power of your integrated drug discovery and early development platform offers us tremendous opportunities to speed affordable and transformational medicine to patients."

These remarks, typical of the many comments we have received from other clients, validate our belief that the proposed combination will provide significant benefits to our clients, as well as to our shareholders.

A transaction this important cannot happen without your support!  We urge you to vote FOR today—by telephone, by Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your cooperation.

Very truly yours,

James C. Foster
Chairman, Chief Executive Officer and President

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.